Exhibit 99.5

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		One Month Ended	Fiscal Year
	March 31, 2009	March 31, 2008	December 31, 2008	2008	2007(1)	2006(1)	2005(1)	2004(1)
Ratio of Earnings to Fixed Charges
Earnings:
(Loss) income from continuing operations before income taxes (2)	$(908)	$2,003	$(2,022)	$787	$3,275	$8,950	$5,923	$5,152
Add: Fixed charges, net	2,425	11,841	1,036	37,704	57,514	41,021	23,688	14,114

Income (loss) from continuing operations before income taxes and fixed charges, net	$1,517	$13,844	$(986)	$38,491	$60,789	$49,971	$29,611	$19,266

Fixed Charges:
Total interest expense	$2,370	$11,788	$1,016	$37,480	$57,302	$40,913	$23,560	$13,980
Interest factor in rents	55	53	20	224	212	108	128	89
Dividends on preferred securities subject to mandatory redemption	—	—	—	—	—	—	—	45

Total fixed charges	$2,425	$11,841	$1,036	$37,704	$57,514	$41,021	$23,688	$14,114

Ratio of earnings to fixed charges	*	1.2	*	1.0	1.1	1.2	1.3	1.4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
(Loss) income from continuing operations before income taxes (2)	$(908)	$2,003	$(2,022)	$787	$3,275	$8,950	$5,923	$5,152
Add: Fixed charges, net	2,425	11,841	1,036	37,704	57,514	41,021	23,688	14,114

Income (loss) from continuing operations before income taxes and fixed charges, net	$1,517	$13,844	$(986)	$38,491	$60,789	$49,971	$29,611	$19,266

Fixed Charges:
Total interest expense	$2,370	$11,788	$1,016	$37,480	$57,302	$40,913	$23,560	$13,980
Interest factor in rents	55	53	20	224	212	108	128	89
Dividends on preferred securities subject to mandatory redemption	—	—	—	—	—	—	—	45
Preferred stock dividends	1,644	20	495	112	89	27	—	—

Total fixed charges and preferred stock dividends	$4,069	$11,861	$1,531	$37,816	$57,603	$41,048	$23,688	$14,114

Ratio of earnings to fixed charges and preferred stock dividends	*	1.2	*	1.0	1.1	1.2	1.3	1.4

(1)	Certain prior-period information has been reclassified to conform to the current year's presentation.

(2)	(Loss) income from continuing operations before income taxes does not include dividends on preferred securities subject to mandatory redemption, gain (loss) on discontinued operations, cumulative effect of accounting change (net) and non-controlling interests.

“Fixed charges” consist of interest cost, including interest on deposit, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor.

The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.

*	The earnings for the three month period March 31, 2009 and for the one month ended December 31, 2008 were inadequate to cover total fixed charges and total fixed charges and preferred stock dividends.

The coverage deficiencies for total fixed charges for the three months ended March 31, 2009 and for the one month ended December 31, 2008 were $908 million and $2,022 million, respectively.

The coverage deficiencies for total fixed charges and preferred stock dividends for the three months ended March 31, 2009 and for the one month ended December 31, 2008 were $2,552 million and $2,517 million, respectively.